Exhibit 8.1

Subsidiaries of NeuroSense Therapeutics Ltd.

The following table sets forth the name and jurisdiction of incorporation of our subsidiaries, each of which is wholly owned.

Name of Subsidiary	Jurisdiction of Incorporation
NeuroSense US Inc.	Delaware

NeuroSense GmbH	Germany